Exhibit 24(b)4(a)

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

This certificate of membership and variable annuity is a legal contract between you and Thrivent Financial for Lutherans. We issue this contract based on the Application signed by the applicant(s) and the payment of the Initial Premium shown on page 3. We will pay surrenders, Death Proceeds, and Annuity Income according to the provisions of this contract.

Accumulated Value and Death Proceeds, when based on the investment experience of the Variable Account, may increase or decrease daily and are not guaranteed as to minimum dollar amount.

Right to Cancel. Please read this contract carefully. You may cancel the contract for any reason before midnight of the 10th day after you first receive it. Do this by (1) mailing or delivering notice of cancellation to our Service Center and (2) returning the contract to our Service Center or to the representative through whom you bought it. Notice given by mail and return of the contract by mail are effective on being postmarked, properly addressed, and postage prepaid. If you cancel the contract, it will be deemed void from the beginning. Within 7 days after we receive notice of cancellation and the returned contract, we will refund the Accumulated Value (with no deductions for any fees or charges).

Flexible premium deferred variable annuity.

Annuity Income payable at Maximum Annuity Date.

Standard Death Benefit included.

Death Proceeds payable before Maximum Annuity

    Date as described in Section 9.

Return on investments reflected in contract benefits.

Waiver of Surrender Charge Benefit included.

Annual dividends payable if earned.

Service Center: Thrivent 4321 North Ballard Road Appleton, WI 54919-0001 Telephone (800) 847-4836 www.thrivent.com

  Signed for the Society

  President

  Secretary

PRIMARY OWNER:	JOHN DOE
	ISSUE AGE: 50	SEX: MALE

ANNUITANT:	JOHN DOE
	ISSUE AGE: 50	SEX: MALE

CONTRACT NUMBER: A1234567		DATE OF ISSUE: JULY 1, 2020

Table of Contents

Cover Page

	Index	page 2

	Contract Schedule, Contract Data	page 3

Section 1	Definitions	page 6

Section 2	General Provisions	page 8

Section 3	Membership and Ownership	page 10

Section 4	Premium	page 11

Section 5	Accumulated Value	page 12

Section 6	Variable Account and Accumulation Unit Values	page 16

Section 7	Fixed Account	page 18

Section 8	Surrender	page 19

Section 9	Death Proceeds	page 22

Section 10	Beneficiary	page 25

Section 11	Annuitant	page 26

Section 12	Annuity Income	page 26

Section 13	Settlement Provisions	page 27

Section 14	Dividends	page 31

Riders, Amendments, Endorsements, Application

Index

	Section		Section
Accumulated Value	5	Maintenance of Solvency	2
Accumulation Unit Value	6	Membership	3
Allocation of Premiums	4	Minimum Accumulated Value	5
Annual Contract Maintenance Charge	5	Misstatement of Age or Sex	2
Annual Report	2	Ownership	3
Annuitant	11	Premium	4
Annuity Income	12	Settlement Options	13
Applicant Controller	3	Spousal Continuation	9
Automatic Transfers	5	Standard Death Benefit	9
Asset Rebalancing	5	Surrender	8
Dollar Cost Averaging	5	Cash Surrender Value	8
Beneficiary	10	Full Surrender	8
Cash Surrender Value	8	Partial Surrender	8
Change of Contract	2	Surrender Charge	8
Death Proceeds	9	Surrender of Annuity Income	13
Delay of Payment	2	Termination	2
Dividends	14	Transfer and Assignment	3
Entire Contract	2	Transfer of Accumulated Values	5
Fixed Account	7	Variable Account	6
Incontestability	2	Waiver of Surrender Charge	8

ICC20 W-BZ-FPVA	page 2

Contract Schedule

BASIC BENEFIT

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

Plan Type	NONQUALIFIED

Initial Premium	$50,000.00

Maximum Annuity Date	MAY 01, 2065

THE FOLLOWING FORM IS INCLUDED AS PART OF THIS CONTRACT:

AMENDATORY AGREEMENT FOR
OPTIONAL PLANS OF SETTLEMENT FORM ICC20 WM-ZJ-SOPT

Accumulated Values in the Variable Account depend on the investment experience of the Variable Account.

Cash Surrender Values and Death Proceeds are not less than the minimum benefits required by Section 7 of the Variable Annuity Regulation, Model #250. The guaranteed minimum Cash Surrender Value for the Fixed Account is equal to 87.5% of the premiums and transfers allocated to that account; less any transfers and surrenders (excluding any surrender charges) taken from that account; accumulated at an annual interest rate of 1.00%.

The insurance department of the state in which this contract was issued may be contacted by calling (999) 999-9999.

PRIMARY OWNER:	JOHN DOE

	ISSUE AGE: 50	SEX: MALE

ANNUITANT:	JOHN DOE

	ISSUE AGE: 50	SEX: MALE

CONTRACT NUMBER: A1234567		DATE OF ISSUE: JULY 1, 2020

ICC20 W-BZ-FPVA	page 3

CONTRACT NUMBER: A1234567	DATE OF ISSUE: JULY 1, 2020
PRIMARY OWNER: JOHN DOE

FLEXIBLE PREMIUM
DEFERRED VARIABLE ANNUITY

CONTRACT CHARGES

Transfer Charge (see Section 5.2(5))
Number of Transfers Available Per Contract Year Without Charge	24
Maximum Transfer Charge for each transfer in excess of that number	$25

Annual Contract Maintenance Charge (see Section 5.6)
Maximum Annual Contract Maintenance Charge	$50
Minimum Accumulated Value to Waive the Contract Maintenance Charge	$50,000

SUBACCOUNT FEES THAT REDUCE THE NET INVESTMENT FACTOR

Maximum Annual Mortality and Expense Charge (see Section 6.3(3))	1.25%
Charged as a percentage of the accumulated value in each subaccount

SURRENDER CHARGES

See Section 8.4 for a full description of the Surrender Charge and the amount you may surrender without a Surrender Charge.

PREMIUM DURATION IN YEARS	PERCENT APPLIED
0	7%
1	7%
2	6%
3	5%
4	4%
5	3%
6	2%
7+	0%

Free Surrender Percentage	10.00%

ICC20 W-BZ-FPVA	page 3A

CONTRACT NUMBER: A1234567	DATE OF ISSUE: JULY 1, 2020
PRIMARY OWNER: JOHN DOE

FLEXIBLE PREMIUM
DEFERRED VARIABLE ANNUITY

CONTRACT INFORMATION

PREMIUM

Minimum Premium Amount (see Section 4.1(1))	$50
Maximum Total Premium (see Section 4.1)	$1,000,000
Last Day for Payment of Premium (see Section 4.1(2)(a))	One day before Contract Age 88 of oldest Owner

ACCUMULATED VALUE

Minimum Transfer Amount (see Section 5.2)	$200
Maximum Fixed Account Transfer Amount (see Section 5.2)	$500
Minimum Accumulated Value (see Section 5.7)	$2,000

AUTOMATIC TRANSFERS – DOLLAR COST AVERAGING (DCA)

Minimum To Start Automatic Transfers (see Section 5.3b Money Market)	$10,000

FIXED ACCOUNT

Fixed Account Guaranteed Minimum Interest Rate (see Section 7.1)	1.00%
DCA Fixed Account (see Section 7.1a)
DCA Fixed Account Minimum Premium Amount	$10,000
DCA Fixed Account Guaranteed Minimum Interest Rate	1.00%

SURRENDER

Minimum Partial Surrender Amount (see Section 8.3)	$200

ICC20 W-BZ-FPVA	page 3B

CONTRACT NUMBER: A1234567	DATE OF ISSUE: JULY 1, 2020
PRIMARY OWNER: JOHN DOE

FLEXIBLE PREMIUM
DEFERRED VARIABLE ANNUITY

SUBACCOUNTS OF THE VARIABLE ACCOUNT AVAILABLE ON THE DATE OF ISSUE

American Funds IS® Global Growth

American Funds IS® Growth-Income

American Funds IS® International Growth and Income

American Funds IS® International

BlackRock Total Return V.I.

Eaton Vance VT Floating Rate Income

Fidelity® VIP Emerging Markets

Fidelity® VIP Energy

Fidelity® VIP International Capital Appreciation

Fidelity® VIP Value

Franklin Small Cap Value VIP

Goldman Sachs VIT Core Fixed Income

Goldman Sachs VIT Small Cap Equity Insights

Janus Henderson VIT Enterprise

Janus Henderson VIT Forty

John Hancock VIT Core Bond Trust

John Hancock VIT International Small Company Trust

John Hancock VIT Strategic Income Opportunities Trust

MFS® Variable Insurance Trust II – MFS® Core Equity

MFS® Variable Insurance Trust III – MFS® Global Real Estate

MFS® Variable Insurance Trust III– MFS® Mid Cap Value

MFS® Variable Insurance Trust – MFS® New Discovery

MFS® Variable Insurance Trust II – MFS® Technology

MFS® Variable Insurance Trust – MFS® Value Series

PIMCO VIT Emerging Markets Bond

PIMCO VIT Global Bond Opportunities (Unhedged)

PIMCO VIT Long-Term U.S. Government

PIMCO VIT Real Return

Principal Capital Appreciation

Principal VC Equity Income

Putnam International Value

Putnam VT Research

Templeton Global Bond VIP

ICC20 W-BZ-FPVA	page 4

CONTRACT NUMBER: A1234567	DATE OF ISSUE: JULY 1, 2020
PRIMARY OWNER: JOHN DOE

FLEXIBLE PREMIUM
DEFERRED VARIABLE ANNUITY

SUBACCOUNTS OF THE VARIABLE ACCOUNT AVAILABLE ON THE DATE OF ISSUE (continued)

Thrivent Aggressive Allocation

Thrivent All Cap

Thrivent Balanced Income Plus

Thrivent Diversified Income Plus

Thrivent ESG Index

Thrivent Global Stock

Thrivent Government Bond

Thrivent High Yield

Thrivent Income

Thrivent International Allocation

Thrivent International Index

Thrivent Large Cap Growth

Thrivent Large Cap Index

Thrivent Large Cap Value

Thrivent Limited Maturity Bond

Thrivent Low Volatility Equity

Thrivent Mid Cap Growth

Thrivent Mid Cap Index

Thrivent Mid Cap Stock

Thrivent Mid Cap Value

Thrivent Moderate Allocation

Thrivent Moderately Aggressive Allocation

Thrivent Moderately Conservative Allocation

Thrivent Money Market

Thrivent Multidimensional Income

Thrivent Opportunity Income Plus

Thrivent Partner Emerging Markets Equity

Thrivent Partner Healthcare

Thrivent Real Estate Securities

Thrivent Small Cap Growth

Thrivent Small Cap Index

Thrivent Small Cap Stock

ICC20 W-BZ-FPVA	page 4A

CONTRACT NUMBER: A1234567	DATE OF ISSUE: JULY 1, 2020
PRIMARY OWNER: JOHN DOE

FLEXIBLE PREMIUM
DEFERRED VARIABLE ANNUITY

SETTLEMENT OPTION GUARANTEES (SEE SECTION 13.2)

Guaranteed Interest Rate for Option 1:	1.00%

Guaranteed Interest Rate for Options 2 and 3:	1.00%

Guaranteed Interest Rate for Options 4 and 5:	2.00%

Mortality Table for Options 4 and 5:	2012 Individual Annuity Mortality Period Table

ICC20 W-BZ-FPVA	page 5

1. DEFINITIONS

Accumulated Value. See Section 5.1.

Annuitant(s).    The person(s) upon whose life Annuity Income will be determined. (See Section 11.) The Annuitant(s) is shown on page 3.

Annuity Date. A date when Annuity Income payments begin.

Annuity Income. A series of periodic payments made under a settlement agreement to pay proceeds or benefits of this contract.

Application. The application(s) and all application supplements and amendments to the application used to apply for this contract. This includes applications made for changes to this contract.

Cash Surrender Value. See Section 8.1.

Contract Age. A person’s Issue Age increased by one on each Contract Anniversary.

Contract Anniversary. The same month and day of each year after issue as in the Date of Issue on page 3.

Contract Year. The first Contract Year begins on the Date of Issue and continues through the day before the first Contract Anniversary. Thereafter, a Contract Year begins on one Contract Anniversary and continues through the day before the next Contract Anniversary.

Date of Issue. The Date of Issue as shown on page 3. It is the date we received Initial Premium equal to or exceeding the minimum premium amount required to issue this contract, and the date when the Initial Premium is allocated to the subaccounts of the Variable Account and to the Fixed Account.

DCA Fixed Account. See Section 7.1a.

Death Proceeds. See Section 9.

Fixed Account. See Section 7.

Full Surrender. See Section 8.2.

General Account. The General Account includes all assets we own that are not in the Variable Account or any other separate account of the Society. Allocations to the Fixed Account are maintained in the General Account.

Initial Premium. The Initial Premium as shown on page 3.

ICC20 W-BZ-FPVA	page 6

Issue Age. Issue Age is a person’s age on his or her birthday nearest the Date of Issue. Issue Ages are shown on page 3 for the Owner(s) and the Annuitant(s).

Maximum Annuity Date. The Maximum Annuity Date as shown on page 3.

Non-Natural Person. A trust, corporation, or other entity that is not a person.

Notice. A request signed by you or provided in another manner acceptable to us and received in good order by us at our Service Center.

Owner, you, your, yours. The owner(s) of this contract.

Partial Surrender. See Section 8.3.

Qualified Plan. A contract governed by the requirements of Section 401, 403, 408, or 408A of the Internal Revenue Code, as amended.

SEC. Securities and Exchange Commission.

Service Center. The location where this contract is administered. The Service Center address is shown on page 1.

Valuation Day. Any day that the New York Stock Exchange is open for trading. Accumulation Unit Values are determined as of the close of trading on each Valuation Day.

Valuation Period. The period of time from the determination of Accumulation Unit Values on a Valuation Day to the determination of those values on the next Valuation Day.

Variable Account. A separate investment account which is registered with the SEC as a unit investment trust. (See Section 6.1.)

we, our, us, Society. Thrivent Financial for Lutherans.

ICC20 W-BZ-FPVA	page 7

2. GENERAL PROVISIONS

2.1 ENTIRE CONTRACT.   The Entire Contract consists of:

1)	This contract including any attached riders, amendments, or endorsements;

2)	The Application; and

3)	The Articles of Incorporation and Bylaws of the Society and all amendments to them. Benefits will not be reduced or eliminated by any future amendments to our Articles of Incorporation or Bylaws.

2.2 CHANGE OF CONTRACT. No change to the provisions of this contract is valid unless it is made in writing and signed by our President or Secretary. The provisions of this contract will be construed to be consistent with federal tax rules that apply to annuity contracts. We reserve the right to amend this contract as necessary to maintain compliance with federal rules regarding qualification of this contract as an annuity and state rules as they impact such qualification.

2.3 STATEMENTS IN THE APPLICATION. We will not use any statement to contest a claim or to have this contract declared invalid unless the statement is contained in the Application. All statements made in the Application are, in the absence of fraud, considered representations, not warranties.

2.4 INCONTESTABILITY. With respect to each Owner and each Annuitant, we will not contest the validity of this contract after it has been in force during that individual’s lifetime for two years from the Date of Issue except for fraud in the procurement of this contract, when permitted by applicable law in the state where this contract was issued.

2.5 MISSTATEMENT OF AGE OR SEX. If the age or sex of any Owner or any Annuitant has been misstated, any amount payable will be that which the premiums paid would have bought at the correct age and sex. If we make any underpayment as a result of misstatement of age or sex, we will pay you the underpayment with interest compounded at the rate of 3% per year. If we make any overpayment, future payments will be reduced until we have recovered the amount of the overpayment plus interest compounded at 3% per year.

2.6 EXEMPTION FROM CLAIMS OF CREDITORS. To the extent permitted by law, the proceeds of this contract and any payments we make under it will not be subject to the claims of creditors or to any legal proceedings.

2.7 FILING A DEATH CLAIM. Notification of death must be given to us at our Service Center. We will provide a claim form upon receiving the death claim notice. After we have received proof of death, we will begin processing a beneficiary’s claim when we receive that beneficiary’s completed claim form.

Death Proceeds will be paid as described in Section 9.

ICC20 W-BZ-FPVA	page 8

2.8 PROOF OF SURVIVAL. As a condition of us making any payment that is dependent upon a person being alive, we may require proof that the person is living on the date of the payment.

2.9 DELAY OF PAYMENT. Surrender amounts (see Sections 8.2 and 8.3) will normally be paid within 7 days after we receive Notice of surrender.    Death Proceeds will be paid as in Section 9. Annuity Income will be paid as in Section 12. However, we may delay payment of any portion of surrender amounts or Death Proceeds from the Variable Account while:

1)	The New York Stock Exchange is closed for trading; or

2)	The SEC requires that trading be restricted or declares an emergency.

We may delay for not more than six months payment of any portion of amounts surrendered from the Fixed Account. See Section 7.

2.10 ANNUAL REPORT. We will give you a statement of the status of this contract at least once each year. This annual report will show:

1)	The beginning and end dates of the report period;

2)	The Accumulated Value at the beginning and end of the report period;

3)	The amounts that increased or decreased the Accumulated Value during the report period;

4)	The Cash Surrender Value at the end of the report period;

5)	The amount of Death Proceeds at the end of the report period; and

6)	Any other information required by state or federal law.

After the first annual report in each year, we may charge a fee of not more than $25 for each additional report that you request.

2.11 MAINTENANCE OF SOLVENCY. Benefits provided by this contract will not change. If the solvency of the Society becomes impaired, you may be required to make an extra payment. The Board of Directors will determine the amount of any extra payment. It will be based on each member’s fair share of the deficiency.

You may make the extra payment by an equivalent reduction in benefits or by a payment in cash. If you do not make the extra payment within 60 days from the date we notify you of your share of the deficiency, the amount will be charged as a debt against the contract with interest compounded at the rate of 5% per year. This provision does not apply to values in the Variable Account.

ICC20 W-BZ-FPVA	page 9

2.12 TERMINATION.   This contract will terminate upon the earlier of the following dates:

1)	The date all Death Proceeds have been paid.

2)	After the Accumulated Value has been reduced to zero, the date all proceeds and benefits of this contract have been paid.

2.13 CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION (IIPRC) STANDARDS. This contract was approved under the authority of the IIPRC and issued under IIPRC standards. If any provision of this contract is in conflict with the IIPRC standards in effect on the date of that approval, that provision is amended as of the Date of Issue to conform to those IIPRC standards.

3. MEMBERSHIP AND OWNERSHIP

3.1 MEMBERSHIP. The person(s) named in the Application as a member is a benefit member of the Society. Rights and privileges of membership are set forth in the Articles of Incorporation and Bylaws of the Society or in the Application. These rights and privileges are separate from the ownership of this contract.

3.2 OWNERSHIP. One or more Owner(s) of this contract are named in the Application and are shown on page 3. Ownership may be transferred under Section 3.4.

The Owner may exercise all rights set out in this contract. If there are multiple Owners, all must act in concert to exercise ownership rights.

3.3 APPLICANT CONTROLLER. If the Issue Age of the Owner is less than 16 and the contract was applied for by an applicant controller, then the Owner may not exercise ownership rights until control of the contract is transferred to the Owner. Before control is transferred, only the applicant controller may exercise ownership rights on behalf of the Owner. Subject to our approval, control may be transferred to another person, but ownership may not be transferred.

After the Owner attains age 16, the applicant controller of this contract may transfer control to the Owner by sending a written request to our Service Center. If the applicant controller dies after the Owner attains age 16, control will be transferred to the Owner on the date of the applicant controller’s death. If control has not transferred to the Owner as of the Contract Anniversary after the Owner’s 21st birthday, control will be transferred to the Owner on that date.

Before the Owner attains age 16, if the applicant controller of this contract dies or if we consider it to be in the best interests of the Owner, control will be vested in another eligible person according to our Bylaws.

ICC20 W-BZ-FPVA	page 10

3.4 TRANSFER AND ASSIGNMENT. If this contract was issued as a Qualified Plan, then before the Maximum Annuity Date:

1)	Ownership may be transferred to a trust, custodian, or employer, unless the plan is governed by Section 408 or 408A of the Internal Revenue Code;

2)	If the Owner is a trust, custodian, or employer, ownership may be transferred to the Annuitant; and

3)

Except as described above, this contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any person other than us.

If this contract is not a Qualified Plan, then before the Maximum Annuity Date:

1)	Ownership may be transferred subject to our approval, except that multiple Owners may transfer ownership only to a Non-Natural Person; and

2)	This contract may be assigned as collateral.

Transfer of ownership will be effective as of the date you signed the Notice or, if the Notice is not dated, on the date the Notice is received at our Service Center. We are not responsible for the validity or effect of any transfer or assignment, and we are not liable for any payment made or action taken by us before we receive Notice. Society membership rights and privileges cannot be transferred or assigned.

4. PREMIUM

4.1 PREMIUM PAYMENTS. The Initial Premium is shown on page 3. Additional premium payments:

1)	Must not be less than the Minimum Premium Amount shown on page 3B.

2)	May be paid at any time but not later than the earlier of the following dates:

a)	The Last Day for Payment of Premium as shown on page 3B.

b)	One day before the Maximum Annuity Date shown on page 3.

Any premium that would result in total premiums paid on this contract of more than the Maximum Total Premium shown on page 3B must be approved by us.

Premiums are payable at our Service Center.

ICC20 W-BZ-FPVA	page 11

4.2 ALLOCATION OF PREMIUMS.   Premiums are allocated to subaccounts of the Variable Account and to the Fixed Account according to the premium allocation percentages you select for this contract. The Initial Premium is allocated on the Date of Issue according to your selected premium allocation percentages. All other premiums are allocated at the end of the Valuation Period during which we receive them.

The premium allocation percentages on the Date of Issue are specified in the Application. You may change these percentages by giving us Notice. Any change will be effective for each premium received with or after your Notice. The sum of the premium allocation percentages must be 100% and each premium allocation percentage must be a whole number not greater than 100%. If necessary, we will adjust your allocation to eliminate fractional percentages.

5. ACCUMULATED VALUE

5.1 ACCUMULATED VALUE.   On or before the Maximum Annuity Date, the Accumulated Value of this contract is equal to the sum of the accumulated values for this contract in subaccounts of the Variable Account and in the Fixed Account.

The accumulated value in any subaccount on a Valuation Day is equal to:

1)	The number of accumulation units for this contract in that subaccount (see Section 5.5);

Multiplied by

2)	The accumulation unit value for that subaccount (see Section 6.2).

The accumulated value for any day that is not a Valuation Day will be determined on the next Valuation Day.

The accumulated value in the Fixed Account (see Section 7.1) on any day is the sum of:

1)	Amounts allocated or transferred to the Fixed Account; and

2)	Interest credited to the Fixed Account;

Less the sum of:

3)	All surrenders made from the Fixed Account;

4)	All charges taken from the Fixed Account; and

5)	All accumulated value transferred from the Fixed Account.

ICC20 W-BZ-FPVA	page 12

5.2 TRANSFER OF ACCUMULATED VALUES.   You may transfer some or all of the accumulated values among subaccounts of the Variable Account and the Fixed Account (but not to the DCA Fixed Account).

Transfers may be made only before the Maximum Annuity Date and while all Owners are living or, if the Owner is a Non-Natural Person, while all Annuitants are living.

You make a transfer by giving Notice. The transfer of accumulated values is subject to the following:

1)	The amount transferred from any subaccount may not be less than the smaller of the following:

a)	The Minimum Transfer Amount shown on page 3B.

b)	The accumulated value in that subaccount.

2)	The amount transferred from the Fixed Account in any Contract Year, excluding any amount transferred from the DCA Fixed Account, may not exceed the greater of the following:

a)	The Maximum Fixed Account Transfer Amount shown on page 3B.

b)	25% of the accumulated value in the Fixed Account, excluding any accumulated value in the DCA Fixed Account, at the time the first transfer is made in that Contract Year.

3)	No accumulated values may be transferred to the DCA Fixed Account.

4)	The transfer will occur at the end of the Valuation Period during which we receive Notice.

5)	Transfer Charge. We reserve the right to limit the number of transfers in each Contract Year. Page 3A shows the Number of Transfers Available Per Contract Year Without Charge.

For each transfer in excess of that number in a Contract Year, excluding any automatic transfers according to Sections 5.3 and 5.4, a transfer charge will be deducted from the amount transferred. The Maximum Transfer Charge is shown on page 3A. All amounts transferred among the subaccounts and the Fixed Account during any Valuation Period are considered to be one transfer. The transfer charge will be deducted from the amount transferred from the subaccounts and Fixed Account according to the ratio of the amount transferred from each to the total amount transferred.

We may delay making transfers subject to the same conditions as in Section 2.9 Delay of Payment. If we delay making a transfer from the Fixed Account, we will disclose to you the specific date on which the transfer will be effective, the reason for the delay, and the value of the transfer as of the date we received Notice.

ICC20 W-BZ-FPVA	page 13

5.3 AUTOMATIC TRANSFERS – DOLLAR COST AVERAGING (DCA).   On or before the Maximum Annuity Date, you may elect to have automatic transfers made from the DCA Fixed Account or from the Money Market Subaccount to one or more subaccounts. Only one of the automatic transfer arrangements in 5.3a and 5.3b may be in effect at any time.

5.3a DCA Fixed Account. You may elect to have automatic monthly transfers made from the DCA Fixed Account (see Section 7.1a) to one or more subaccounts subject to the following:

1)

Twelve transfers will be made to the subaccounts. The first transfer will be made on the day premium is allocated to the DCA Fixed Account. Subsequent transfers will be made on the same day of the month in the next eleven months.

2)	The amount transferred each month will be equal to the accumulated value in the DCA Fixed Account divided by the number of automatic transfers remaining.

3)

If you terminate automatic transfers before the twelfth transfer is made, the accumulated value in the DCA Fixed Account will be transferred to the Money Market Subaccount or, if you request, to other subaccounts.

5.3b Money Market.   You may elect to have automatic periodic transfers made from the Money Market Subaccount to one or more subaccounts subject to the following:

1)

The starting accumulated value in the Money Market Subaccount must be equal to or greater than the Minimum To Start Automatic Transfers listed on page 3B. This requirement may be met by premiums allocated or transfers made to the Money Market Subaccount.

2)	The transfer amount must be at least $200;

3)	Transfers will be made periodically as specified in your application for dollar cost averaging;

4)	Transfers will continue until the earlier of:

a)	The date the amount in the Money Market Subaccount is less than the total amount scheduled to be transferred on that date, at which time the remaining amount in the subaccount will be transferred; and

b)	The date we receive Notice to terminate automatic transfers.

ICC20 W-BZ-FPVA	page 14

5.4 AUTOMATIC TRANSFERS – ASSET REBALANCING.   Before the Maximum Annuity Date, you may elect to have amounts automatically transferred among the subaccounts so that accumulated values in the subaccounts are allocated among the subaccounts according to the rebalancing percentages that you select. The sum of the rebalancing percentages must be 100% and each rebalancing allocation percentage must be a whole number not greater than 100%. You may elect to have these transfers made annually, semi-annually, or quarterly as specified in your application for asset rebalancing. Transfers will be made on a Valuation Day after all other transfers and allocations to or from the subaccounts.

5.5 NUMBER OF ACCUMULATION UNITS.   The number of accumulation units for this contract in any subaccount may increase or decrease at the end of each Valuation Period. The number of accumulation units increases when, during the Valuation Period:

1)	Premiums are allocated to the subaccount; or

2)	Accumulated value is transferred to the subaccount from other subaccounts or from the Fixed Account; or

3)	Upon Spousal Continuation (see Section 9.5), any excess of Death Proceeds over the Accumulated Value is allocated to the subaccount.

The number of accumulation units decreases when, during the Valuation Period:

1)	Accumulated value is transferred from the subaccount to other subaccounts or to the Fixed Account; or

2)	Surrenders are applied against the subaccount; or

3)	Any charges (see page 3A) are applied against the subaccount.

The increase or decrease in the number of accumulation units for this contract in any subaccount is equal to:

1)	The dollar amount allocated or transferred to or from that subaccount;

Divided by

2)	The accumulation unit value for that subaccount at the end of the Valuation Period during which the amounts are allocated or transferred.

ICC20 W-BZ-FPVA	page 15

5.6 ANNUAL CONTRACT MAINTENANCE CHARGE.   We will charge a Contract Maintenance Charge on each Contract Anniversary. The Maximum Annual Contract Maintenance Charge is shown on page 3A.

However, we will waive the charge on any anniversary when the Accumulated Value at least equals the Minimum Accumulated Value to Waive the Contract Maintenance Charge stated on page 3A.

The charge will be taken from each subaccount of the Variable Account and from the Fixed Account according to the ratio for this contract of the accumulated value in each subaccount and the Fixed Account to the Accumulated Value of the contract.

5.7 MINIMUM ACCUMULATED VALUE.   We will terminate this contract on any Contract Anniversary if the Accumulated Value before the deduction of any Contract Maintenance Charge is less than the Minimum Accumulated Value shown on page 3B. Upon termination, we will pay you the Accumulated Value.

6. VARIABLE ACCOUNT AND ACCUMULATION UNIT VALUES

6.1 VARIABLE ACCOUNT.   Premiums and Accumulated Value may be allocated or transferred to subaccounts of the Variable Account. The Variable Account has subaccounts which invest in the corresponding underlying portfolios of one or more open-end management investment companies, each of which is registered with the SEC. Each subaccount purchases shares in a specific portfolio at net asset value.

At our sole discretion and to the fullest extent permitted by law, we may do one or more of the following:

1)	Substitute another portfolio or invest in a different investment company.

2)	Add, delete, combine, or modify subaccounts.

3)	Restrict or prohibit additional allocations to subaccounts.

4)	Combine the Variable Account with another separate account.

5)	Invest in a different separate account.

We own the assets of the Variable Account. Income and realized and unrealized gains and losses from each subaccount of the Variable Account are credited to or charged against that subaccount.

Assets of the Variable Account at any time will be at least equal to the reserves and other liabilities of the Variable Account. These assets may not be charged with liabilities from any other business we conduct. We may transfer assets in excess of Variable Account reserves and liabilities to our General Account.

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6.2 ACCUMULATION UNIT VALUE.   The initial accumulation unit value for each subaccount was set when the subaccount was established. At the end of any subsequent Valuation Period, the accumulation unit value for a subaccount is equal to:

1)	The accumulation unit value for the subaccount at the end of the prior Valuation Period;

Multiplied by

2)	The Net Investment Factor (see Section 6.3) for accumulation unit values for the subaccount for that period.

Accumulation unit values are determined at the end of each Valuation Period before the transfer or allocation of any amounts to or from the subaccounts. The accumulation unit values may increase or decrease on each Valuation Day.

6.3 NET INVESTMENT FACTORS.   The Net Investment Factor for a subaccount measures the investment performance of that subaccount. For each Valuation Period, the Net Investment Factor for a subaccount is determined by dividing (1) by (2) and then subtracting the sum of (3) and (4) where:

1)	Is the sum of:

a)	The net asset value per share of the corresponding portfolio at the end of the Valuation Period; plus

b)	The per share amount of any dividend or capital gain distribution made by the portfolio if the “ex-dividend” date occurs during the Valuation Period; plus or minus

c)	A per share charge or credit for any taxes reserved for that we determine to be a result of the investment operation of the portfolio.

2)	Is the net asset value per share of the corresponding portfolio at the end of the prior Valuation Period.

3)

Is the charge for mortality and expense risks that we deduct for each day in the Valuation Period and is based upon the daily accumulated value in each subaccount. This charge may also be based upon the total accumulated value in the subaccounts and is guaranteed not to exceed, on an annual basis, the Maximum Annual Mortality and Expense Risk Charge shown on page 3A.

4)

Is the charge for any subaccount fee that reduces the Net Investment Factor (see page 3A). We deduct this charge for each day in the Valuation Period based on the daily accumulated value in the subaccount.

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7. FIXED ACCOUNT

7.1 FIXED ACCOUNT.   Premiums and Accumulated Value may be allocated to or transferred to the Fixed Account. We reserve the right to limit allocations or transfers to the Fixed Account.

Amounts held in the Fixed Account are invested with our General Account. The interest rates for amounts in the Fixed Account depend on the date of allocation or transfer to the Fixed Account. We guarantee that the initial interest rate for each amount allocated or transferred to the Fixed Account will be effective for at least twelve months, and subsequent interest rates will not be changed more often than once every twelve months. The effective annual interest rate will never be less than the Fixed Account Guaranteed Minimum Interest Rate shown on page 3B. At our discretion, we may credit interest in excess of the guaranteed interest rate.

The date of allocation or transfer is the date that interest begins to accrue. Interest is compounded daily.

The Fixed Account includes any amounts in the DCA Fixed Account. (See Section 7.1a.)

7.1a DCA FIXED ACCOUNT.   Premiums may be allocated to the DCA Fixed Account, subject to the DCA Fixed Account Minimum Premium Amount shown on page 3B. No Accumulated Value may be transferred to the DCA Fixed Account.

Interest is compounded and credited daily on amounts in the DCA Fixed Account. A different interest rate may apply to the DCA Fixed Account than applies to the Fixed Account. (See Section 7.1.) The DCA Fixed Account Guaranteed Minimum Interest Rate is shown on page 3B. At our discretion, we may credit interest in excess of the DCA Fixed Account Guaranteed Minimum Interest Rate.

The accumulated value in the DCA Fixed Account will be automatically transferred monthly to one or more subaccounts as described in Section 5.3a.

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8. SURRENDER

8.1 CASH SURRENDER VALUE.   The Cash Surrender Value on any day is the greater of:

1)	The Accumulated Value minus any Surrender Charge (see Section 8.4); and

2)	The minimum value required by Section 7 of the Model Variable Annuity Regulation, Model #250 (see page 3).

There is no Cash Surrender Value if the Accumulated Value is zero.

8.2 FULL SURRENDER.   You may surrender this contract for its Cash Surrender Value on or before the Maximum Annuity Date and while all Owners are living or, if the Owner is a Non-Natural Person, while all Annuitants are living. You surrender by giving Notice. The surrender will be effective on the later of:

1)	The day we receive Notice; and

2)	The date you specify.

8.3 PARTIAL SURRENDER.   You may surrender a portion of the Accumulated Value on or before the Maximum Annuity Date and while all Owners are living or, if the Owner is a Non-Natural Person, while all Annuitants are living. You surrender by giving Notice. We will determine any Surrender Charge on the effective date of the surrender.

A Partial Surrender:

1)	Must be at least equal to the Minimum Partial Surrender Amount shown on page 3B.

2)	Will reduce the Accumulated Value by the amount surrendered. This is the sum of the following:

a)	The amount you request.

b)	Any taxes that we withhold.

c)	Any Surrender Charge.

The Partial Surrender will be taken from each subaccount of the Variable Account and from the Fixed Account according to the ratio for this contract of the accumulated value in each subaccount and the Fixed Account to the Accumulated Value of this contract. With our approval, you may choose other allocations from the subaccounts and the Fixed Account.

3)	Must not reduce the contract’s remaining Accumulated Value to less than the Minimum Accumulated Value shown on page 3B.

4)	Will be effective on the later of the following:

a)	The day we receive Notice.

b)	The date you specify.

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8.4 SURRENDER CHARGE.   A Surrender Charge will be applied to Full and Partial Surrenders. For the purpose of determining the Surrender Charge:

1)	Surrenders are processed in the following order:

a)	First, the contract’s earnings are reduced. The contract’s earnings are:

i)	The Accumulated Value at the time the surrender is made;

Minus

ii)	The total of premiums allocated to this contract;

Plus

iii)	The total of premiums that were previously surrendered.

b)

Thereafter, premiums that were not previously surrendered are reduced in the order that they were allocated to this contract (first-in, first-out order). Upon a Full Surrender, all premiums allocated to this contract that were not previously surrendered are reduced.

2)

The Surrender Charge schedule shown on page 3A will be applied to the premiums reduced based on the duration of those premiums. The duration of each premium is the number of full years since that premium was allocated to this contract (see Section 4.2 Allocation of Premiums).

However:

1)

For any surrender made more than three years after the date that premium was allocated to the contract, no Surrender Charge will be deducted from the portion of the amount surrendered which is paid under one of the following options (see Section 13.3 Election of an Option):

a)	Option 2 or 3 of Section 13.2 provided that:

i)	Payments will be made for at least as long as the greatest number of months remaining in any Surrender Charge schedule that otherwise would have applied; and

ii)	Proceeds are not subsequently withdrawn.

b)	Option 4 or 5 of Section 13.2 or any other life income option agreed to by us.

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2)	In each Contract Year, you may surrender without a Surrender Charge an amount up to the greatest of (a), (b), and (c):

a)	The Free Surrender Percentage shown on page 3B multiplied by the Accumulated Value when the first surrender is made in that Contract Year.

b)	This contract’s earnings.

c)	The Required Minimum Distribution, if any, that we determine for this contract according to Section 401(a)(9) of the Internal Revenue Code, for

i)	That calendar year, or

ii)	The prior calendar year if the surrender is made in a Contract Year that began in the prior calendar year.

8.5 WAIVER OF SURRENDER CHARGE.   Upon your request (as specified below) and subject to our approval, we will waive the Surrender Charge if the surrender is made as described in (1) and (2) below. For purposes of this Section 8.5, the individual referenced must be an Owner. If the Owner is a Non-Natural Person, the individual referenced must be an Annuitant.

1)	During or within 90 days after the end of the confinement of the individual, in a licensed hospital, nursing home, or hospice provided that confinement:

a)	Begins while this contract is in force; and

b)	Continues for at least 30 consecutive days.

A new 30-day confinement requirement will apply to each separate period of confinement. Periods of confinement are separate if:

a)	The confinement in a later period neither results from nor is contributed to by the same cause or causes as the confinement in a prior period; or

b)	The later period of confinement begins after a continuous period of six months during which the individual was not confined in a hospital, nursing home or hospice.

We will require proof of confinement satisfactory to us.

2)

When the individual has a life expectancy of twelve months or less. We will require proof satisfactory to us, including certification by a physician having the designation M.D. or a doctor of osteopathy having the designation D.O. acting within the legal scope of his or her license. The certifying physician or doctor may not be the individual or a member of that individual’s family. We may, at our expense, obtain a second medical opinion. If the two opinions are in conflict, we will obtain a third opinion from a physician or doctor agreed upon by you and us. The third opinion will be at our expense and will be binding on us.

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You request waiver of the Surrender Charge by giving Notice either with or before your Notice to surrender. When we receive your Notice requesting waiver, we will inform you of our requirements for proof and send you any forms that we require to be completed. If we do not send the forms or requirements within 10 business days, you meet the requirement for proof by giving us written proof as described above.

We will not process the surrender until your request for waiver is approved or denied. If we deny your waiver request, we will notify you of the denial. Your surrender request will then be cancelled unless you accept the surrender with the Surrender Charge.

9. DEATH PROCEEDS

9.1 DEATH PROCEEDS.   We will pay Death Proceeds upon the death of any Owner. If the Owner is a Non-Natural Person, we will pay Death Proceeds upon the death of any Annuitant.

Death Proceeds will be paid only if the date of death is before the Maximum Annuity Date and the Accumulated Value is greater than zero on the date of death.

Death Proceeds will be paid to the beneficiary (see Section 9.4).

9.2 CALCULATION OF DEATH PROCEEDS.   Death Proceeds are calculated at the end of the Valuation Period during which we receive at our Service Center a certified copy of the death certificate of the decedent, or other lawful evidence providing equivalent information.

The amount of Death Proceeds is the greater of the following:

1)	The Accumulated Value.

2)	The Standard Death Benefit (see Section 9.3).

Once calculated, Death Proceeds may continue to be subject to the investment experience of the Variable Account. When based on the investment experience of the Variable Account, Death Proceeds may increase or decrease daily and are not guaranteed as to minimum dollar amount. Death Proceeds are not less than the minimum values required by Section 7 of the Model Variable Annuity Regulation, model #250 (see page 3).

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9.3 STANDARD DEATH BENEFIT.   The Standard Death Benefit on any day is equal to the adjusted sum of premiums determined as follows in chronological order:

1)	As of the day a premium is allocated to this contract, the sum is increased by the amount of that premium.

2)	As of the day that a Partial Surrender is made, the sum is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.

If this contract is continued under Spousal Continuation (see Section 9.5), then on any date on or after the Continuation Date the adjusted sum of premiums will be determined using only premiums paid and Partial Surrenders taken on or after the Continuation Date. The Accumulated Value on the Continuation Date will be deemed a premium paid on that date for purposes of this provision.

9.4 PAYMENT OF DEATH PROCEEDS.   We will pay each beneficiary’s portion of Death Proceeds as follows:

1) We will pay Death Proceeds within 7 days of the date we receive due proof of death. Due proof of death will consist of:

a)	A certified copy of the death certificate of the decedent, or other lawful evidence providing equivalent information; and

b)	Each claimant’s completed claim form.

2)

If we do not pay Death Proceeds within 7 days, we will pay interest beginning on the eighth day following receipt of due proof of death until we pay the Death Proceeds. Interest will be at the rate for Option 1 – Interest Income (see Section 13.2) that is in effect on the date that we receive due proof of death.

3)

If we do not pay the Death Proceeds within 30 days of the latest of (a), (b), and (c) below, we will pay additional interest beginning on the 31st day from the latest of (a), (b), and (c) below until we pay the Death Proceeds. Additional interest will be at an annual rate of 10%.

a)	The date we receive due proof of death.

b)	The date we receive sufficient information to determine our liability, the extent of the liability, and the payee legally entitled to proceeds.

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c)

The date that any legal impediments to payment of proceeds that are dependent upon action by parties other than us are resolved and we are provided with sufficient evidence of that resolution. Legal impediments include but are not limited to:

i)	The establishment of guardianships and conservatorships.

ii)	The appointment and qualification of trustees, executors, and administrators.

iii)	The submission of information required to satisfy state and federal reporting requirements.

Beneficiaries may elect to receive Death Proceeds in a lump sum or according to Section 13 Settlement Provisions. Lump sums are paid immediately upon receiving a beneficiary’s election in good order. In all events, lump sums will be distributed within 5 years after the date of death.

9.5 SPOUSAL CONTINUATION.   If an Owner dies, and that Owner’s spouse is the sole primary beneficiary, that spouse may elect to continue this contract in force under Spousal Continuation, to the extent permitted by law. Spousal Continuation, if elected, is subject to the following:

1)	Spousal Continuation is effective on the date that the election is made (the Continuation Date).

2)	The spouse will be the Owner and Annuitant on the Continuation Date.

3)

All contract benefits will continue, and the amount of those benefits will be determined using the Accumulated Value on the Continuation Date. The Surrender Charge schedule (see Section 8.4) will continue as if the death had not occurred.

4)	Spousal Continuation is elected in lieu of receiving Death Proceeds.

5)

Death Proceeds are calculated as in Section 9.2. Any excess of Death Proceeds over Accumulated Value on the date that Death Proceeds are calculated will be added to the Accumulated Value. This amount will be allocated to subaccounts of the Variable Account and to the Fixed Account according to the ratio of the accumulated value in each to the total Accumulated Value.

6)	Spousal Continuation may be elected only once in this contract.

The spouse will have 60 days from the date we receive proof of death in which to elect to receive Death Proceeds or continue the contract under Spousal Continuation. If an election is not made within 60 days, we will deem that Spousal Continuation has been elected on the 61st day, and that day will be the Continuation Date.

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10. BENEFICIARY

10.1 BENEFICIARY.   One or more beneficiaries of this contract are named in the Application.

You may change the beneficiary by giving Notice while all Owners are living. If the Owner is a Non-Natural Person, you may change the beneficiary by giving Notice while all Annuitants are living. The Notice must be received by us for the change to be effective. Unless you specify otherwise, the effective date of the change will be the date you signed the Notice or, if the Notice is not dated, the date it is received at our Service Center. We will not be liable for any payment made or action taken by us before we receive Notice.

10.2 SUCCESSION OF BENEFICIARIES.   You may designate one or more beneficiaries to receive any Death Proceeds payable. (See Section 9.1.) You will classify each beneficiary as primary or contingent. However, if this contract has multiple Owners, then each Owner will be a primary beneficiary of each of the other Owners, and no additional primary beneficiaries may be designated.

Death Proceeds will be paid as follows:

1)	Death Proceeds will be paid to the primary beneficiaries who are then alive.

2)	If no primary beneficiaries are living, Death Proceeds will be paid to the surviving contingent beneficiaries.

3)	If no beneficiaries survive, any Death Proceeds payable will be paid to you, if living, otherwise to your estate.

Other designations or successions of beneficiaries may be arranged with us.

Any beneficiary who dies simultaneously with the decedent whose death has caused Death Proceeds to be payable, or within 15 days after that decedent’s death and before any Death Proceeds have been paid, will be deemed to have died before that decedent.

10.3 SHARE OF PROCEEDS.   Unless you specify otherwise, each beneficiary in the same class of beneficiaries will have an equal share in any Death Proceeds payable.

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11. ANNUITANT

11.1 ANNUITANT.   One or two Annuitants were named in the application.

An Owner who is a natural person may not give Notice to change the Annuitant, or to add or delete a joint Annuitant, except upon election of a settlement option. (See Sections 13.3 and 13.4.)

An Owner that is a Non-Natural Person may not give Notice to change the Annuitant, or to add or delete a joint Annuitant.

11.2 DEATH OF AN ANNUITANT BEFORE THE MAXIMUM ANNUITY DATE.   If the sole Annuitant dies before the Maximum Annuity Date:

1)	If the deceased Annuitant is an owner, we will pay Death Proceeds. (See Section 9.)

2)	If the deceased Annuitant is not an Owner and the Owner is a Non-Natural Person, we will pay Death Proceeds. (See Section 9.)

3)	If the deceased Annuitant is not an Owner and the Owner(s) is a natural person, this contract will continue and the Primary Owner will become the Annuitant.

If there are two Annuitants and any Annuitant dies before the Maximum Annuity Date:

1)	If the deceased Annuitant is an owner, we will pay Death Proceeds. (See Section 9.)

2)	If the deceased Annuitant is not an Owner and the Owner is a Non-Natural Person, we will pay Death Proceeds. (See Section 9.)

12. ANNUITY INCOME

12.1 ANNUITY INCOME.   Prior to the Maximum Annuity Date, Death Proceeds or proceeds from surrender of Accumulated Value may be paid as Annuity Income, as described in Section 13.

Beginning on the Maximum Annuity Date, we will pay you Annuity Income. Unless you elect otherwise, the income will be determined according to Section 13.2 Optional Plans of Settlement using a guaranteed period of 10 years and Option 4 if one Annuitant is living on that date or Option 5 if two Annuitants are then living.

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13. SETTLEMENT PROVISIONS

13.1 PAYMENT OF PROCEEDS.  Death Proceeds or proceeds from surrender of Accumulated Value are payable:

1)	In a lump sum; or

2)	For proceeds of $2,000 or more, as Annuity Income under a settlement option as described in Sections 13.2 and 13.3.

13.2 OPTIONAL PLANS OF SETTLEMENT.  Proceeds payable under a settlement agreement may be paid under one of the following settlement options.

Option 1 – Interest Income.  The proceeds may be left on deposit. Interest earned may be paid in cash at regular intervals or left to accumulate at interest. We will pay interest at a rate not less than the guaranteed interest rate shown for this option on page 5. All or part of these proceeds may be withdrawn upon request.

Option 2 – Income of a Fixed Amount.  We will pay Annuity Income of a fixed amount at agreed upon intervals. The fixed amount must not result in a payment period that exceeds 360 months. We reserve the right to require a fixed amount that results in a payment period of at least 60 months. Interest will be credited on the unpaid balance at a rate not less than the guaranteed interest rate shown for this option on page 5. Income will be paid until the proceeds and interest are paid in full. After the first payment is made, this option may not be changed except as described in Section 13.5.

Option 3 – Income for a Fixed Period.  We will pay Annuity Income for a fixed period not to exceed 360 months. We reserve the right to require a fixed period of at least 60 months. Interest will be credited on the unpaid balance at a rate not less than the guaranteed interest rate shown for this option on page 5. After the first payment is made, this option may not be changed except as described in Section 13.5.

Option 4 – Life Income with Guaranteed Period.  We will pay Annuity Income for the lifetime of the annuitant of the settlement agreement. A guaranteed period of up to 360 months may be elected. If the annuitant dies during the guaranteed period, payments will be continued to the end of the period and will be paid to the agreement’s beneficiary. After the first payment is made, this option may not be changed except as described in Section 13.5.

Income will not be less than an income based on the mortality table and guaranteed interest rate shown for this option on page 5 using the sex and adjusted age of the annuitant on his or her birthday nearest the date of settlement.

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Option 5 – Joint and Survivor Life Income with Guaranteed Period.  We will pay Annuity Income as long as at least one of the two annuitants of the settlement agreement is alive. A guaranteed period of up to 360 months may be elected. If one annuitant dies during the guaranteed period, payments will continue for the lifetime of the surviving annuitant. Before the first payment is made under this option, a reduction factor may be elected which will reduce any payments made after the guaranteed period by the elected reduction factor if only one annuitant is then living. Payments made during the guaranteed period will be larger if a reduction factor is elected. If both annuitants die during the guaranteed period, payments will be continued to the end of that period and will be paid to the agreement’s beneficiary. After the first payment is made, this option may not be changed except as described in Section 13.5.

Income will not be less than an income based on the mortality table and guaranteed interest rate shown for this option on page 5 using the sex and adjusted age of each annuitant on his or her birthday nearest the date of settlement.

Adjusted Age. As used in Options 4 and 5, adjusted age is the age of an annuitant on his or her birthday nearest the date of settlement minus the adjustment shown below:

Year of First Payment	Age Adjustment
2020-2029	0
2030-2039	1
2040-2049	2
2050-2059	3
2060-2069	4
2070-2079*	5

* For each succeeding decade, the age adjustment continues to increase by 1.

Option 6 – Other Options.  The proceeds may be paid under any other settlement option agreeable to us.

Income provided under settlement options 2 through 6 above will not be less than the income that would be provided if the proceeds were used to buy a single premium immediate annuity contract that:

1)	Is offered by us at the time of settlement to the same class of annuitants; and

2)	Provides the same structure of benefits as the settlement option elected.

You may contact our Service Center for the amount of income that would be payable under any of the settlement options above.

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13.3 ELECTION OF AN OPTION.  For proceeds payable under a settlement agreement, a settlement option in Section 13.2 may be elected as follows:

13.3a Election of an Option upon Surrender.  If you make a surrender of Accumulated Value, you may elect a settlement option (see Section 13.2) under which the surrender proceeds will be paid starting on the Annuity Date.

Assignees and third-party owners may elect a settlement option for surrender of Accumulated Value only with our consent.

Proceeds from a Partial Surrender:

1)	May not be paid under Option 1

2)	Must be for a fixed amount that results in a payment period of at least 10 years if paid under Option 2.

3)	Must be for a fixed period of at least 10 years if paid under Option 3.

13.3b Election of an Option upon Death.  If Death Proceeds are payable (see Section 9.1), the payee may elect a settlement option (see Section 13.2) provided that:

1)	Death Proceeds have not been paid;

2)	In accordance with Internal Revenue Code, either:

a)	The principal and earnings are completely distributed within 5 years after the date of death; or

b)	If the payee is a natural person who is a beneficiary, distribution of the principal and earnings is made by means of a periodic payment which:

i)	Begins within one year after the date of death; and

ii)	Is made over the life of the payee or over a period not extending beyond the life expectancy of the payee; and

3)	The manner of settlement has not been restricted before the Owner’s death. However, if any such restriction is in conflict with the requirements of (2) above, the requirements of (2) will control.

13.3c Election of an Option for the Maximum Annuity Date.  You may elect an option under which Annuity Income on the Maximum Annuity Date will be paid by giving Notice. The option must be elected before the Maximum Annuity Date. Assignees and third-party owners may elect an option only with our consent.

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Election of any settlement option is subject to these conditions:

1)	Payments must not be less than $50; and

2)	Payments are made only at annual, semiannual, quarterly, or monthly intervals.

If annuity payments would be or become less than $50, we reserve the right to change the frequency of payments to an interval such that payments are not less than $50.

13.4 SETTLEMENT AGREEMENT.  A settlement agreement names the agreement’s annuitant(s), owner(s), and beneficiaries. The agreement’s owner(s) may designate an additional annuitant, subject to our approval.

Ownership may not be transferred or assigned.

A surviving beneficiary entitled to receive Annuity Income under a settlement agreement may designate a contingent beneficiary. Unless the owner of the agreement designates otherwise, a surviving beneficiary may surrender the present value of the remaining payments according to Section 13.5 Surrender of Annuity Income.

If an owner or annuitant of a settlement agreement dies on or after the date that annuity payments begin and before the entire interest in the settlement agreement has been distributed, the entire remaining interest must be distributed at least as rapidly as under the method of payment in effect as of the date of death.

13.5 SURRENDER OF ANNUITY INCOME.  If we are paying Annuity Income under Options 2 or 3, the owner of the settlement agreement may elect to receive a full or partial surrender of the present value of the remaining payments, unless the income elected was irrevocable. If the owner elects to receive a partial surrender, the income will be reduced as follows:

1)

Under Option 2 the number of future payments will be reduced so that the present value of the remaining payments after the reduction is equal to the present value of the remaining payments immediately before the surrender less the partial surrender amount.

2)

Under Option 3 the amount of future payments will be reduced in the same proportion as the ratio of the partial surrender amount to the present value of the remaining payments immediately before the surrender.

The present value of the remaining payments on any day is based on the interest rate used to determine the income payable plus 0.25%.

If we are paying Annuity Income under Options 4, 5, or any other life income option with a guaranteed period, then during the guaranteed period the owner of the settlement agreement may elect to receive a lump sum in lieu of continuing payments, unless the life income elected was irrevocable. The lump sum payable on any day is the present value of payments remaining in the guaranteed period. The value will be based on the interest rate used to determine the income payable plus 0.25%.

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14. DIVIDENDS

14.1 DIVIDENDS.  Each year we will determine our divisible surplus. This contract’s share, if any, will be based on the amounts in the Fixed Account and will be credited as a dividend.

14.2 DIVIDEND OPTIONS.  Prior to the Maximum Annuity Date, you may choose to apply dividends credited under any of the following options.

Cash.  Dividends are paid in cash. However, you may not choose this dividend option if this contract was issued as a Qualified Plan.

Retained Dividend.  Dividends are retained within the contract.

On and after the Maximum Annuity Date, dividends credited will be paid in cash.

14.3 AUTOMATIC DIVIDEND OPTION. Prior to the Maximum Annuity Date, dividends will be applied under the Retained Dividend option unless a different option has been chosen in writing.

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FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

Flexible premium deferred variable annuity.

Annuity Income payable at Maximum Annuity Date.

Standard Death Benefit included.

Death Proceeds payable before Maximum Annuity

    Date as described in Section 9.

Return on investments reflected in contract benefits.

Waiver of Surrender Charge Benefit included.

Annual dividends payable if earned.